Exhibit (m)(iv)

THE WEITZ FUNDS

Exhibit A

Funds Offering Institutional Class Shares

Conservative Allocation Fund

Core Plus Income Fund

Large Cap Equity Fund

Multi Cap Equity Fund

Partners III Opportunity Fund

Short Duration Income Fund

Ultra Short Government Fund